UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 14, 2013

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(408) 284-8200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

6024 Silver Creek Valley Road, San Jose, California 95138
(Address of principal executive offices) (Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On January 14, 2013, the compensation committee (the “Committee”) of the board of directors of Integrated Device Technology, Inc. (the “Company”) approved the Company’s Executive Retention Plan (the “Retention Plan”), in which each of the President and Chief Executive Officer’s direct reports are eligible to participate. The Retention Plan provides for the grant of performance stock units under the 2004 Equity Plan (the “Equity Plan”) which vest and convert into between zero and one and a half shares of Company common stock based on the level of achievement of pre-established performance goals during a specified performance period. The initial performance period under the Retention Plan is the Company’s fiscal year 2014 for which performance goals related to the Company’s annual non-GAAP operating margin and revenue growth relative to a peer group of companies, weighted 60% and 40%, respectively, were established by the Committee. The Committee approved the following grants of performance stock units to the named executive officers listed in the table below for the fiscal year 2014 performance period.

Executive	Number of Performance Stock Units
Richard D. Crowley, Jr.	25,000
Arman Naghavi	24,444

The Committee will assess performance under the fiscal year 2014 performance period following the completion of the performance period. Any shares of Company common stock earned by performance stock unit holders will vest and be issued in two equal installments, the first on the date the Committee determines the achievement of the performance goals and the second on the first anniversary of such determination.

The foregoing description of the Retention Plan is a summary and is qualified in its entirety by reference to the full text of the Retention Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

10.1	Integrated Device Technology, Inc. Executive Retention Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2013	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ Richard D. Crowley, Jr.
Richard D. Crowley, Jr.
Senior Vice President, Chief Financial Officer
(duly authorized officer)

Exhibit Index

Exhibit No.    Description
10.1        Integrated Device Technology, Inc. Executive Retention Plan.